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                                   iSKY, Inc.
                      6740 Alexander Bell Drive, Suite 300
                            Columbia, Maryland 21046





                                 April 14, 2000

Barry Summer
Assitant Director
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

         Re: iSKY, Inc.
             Registration Statement on Form S-1
             File No. 333-96263
             ----------------------------------
Dear Mr. Summer:

         This letter is submitted pursuant to Rule 477 under the Securities Act of 1933. iSKY, Inc. hereby requests withdrawal of the above-mentioned registration statement effective immediately. iSKY is requesting withdrawal of its registration statement due to unfavorable market conditions and timing considerations.

                                       Sincerely,

                                       iSKY, Inc.

                                       /s/ Richard T. Hebert

                                       Richard T. Hebert
                                       Chief Executive Officer

cc: Anthony Rickert, Esq.
    Stephen Riddick, Esq.